                                  Exhibit 23.4


                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statement of SunGard Data Systems Inc. on Form S-4 and into the SunGard Data Systems Inc.'s Registration Statements on Form S-8 (Registration Nos. 33-6425, 33-14984, 33-33602, 33-42345, 33-69650 and 33-58515) of our report, which includes explanatory paragraphs relating to the acquisition as of August 31, 1995 and to the change in its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in the year ended December 31, 1993, dated August 29, 1995, on our audits of the financial statements of Intelus Corporation as of December 31, 1994 and 1993 and for the years then ended.


  Coopers & Lybrand L.L.P.

  Washington, D.C.
  October 6, 1995